PRICING TERM SHEET
Filed Pursuant to Rule 433
Registration No. 333-157867
March 12, 2009

9.375% Notes Due 2019

Issuer:	Valero Energy Corporation
Security:	9.375% Notes due 2019
Size:	$750,000,000
Maturity:	March 15, 2019
Coupon:	9.375%
Price to Public:	99.867%
Yield to Maturity:	9.396%
Spread to Benchmark Treasury:	+ 650 bp
Benchmark Treasury:	2.750% due 2/15/2019
Benchmark Treasury Yield:	2.896%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2009
Make-Whole Call:	T+50 bp
Settlement:	T+3; March 17, 2009
CUSIP:	91913YAN0
Anticipated Ratings:	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)
Joint Book-Running Managers:	Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and UBS Securities LLC

10.500% Notes Due 2039

Issuer:	Valero Energy Corporation
Security:	10.500% Notes due 2039
Size:	$250,000,000
Maturity:	March 15, 2039
Coupon:	10.500%
Price to Public:	99.748%
Yield to Maturity:	10.528%
Spread to Benchmark Treasury:	+ 687.5 bp
Benchmark Treasury:	4.500% due 5/15/2038
Benchmark Treasury Yield:	3.653%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2009
Make-Whole Call:	T+50 bp
Settlement:	T+3; March 17, 2009
CUSIP:	91913YAP5
Anticipated Ratings:	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)
Joint Book-Running Managers:	Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-227-2275 (ext. 2663), J.P. Morgan Securities Inc. collect at 1-212-834-4533 or UBS Securities LLC toll free at 1-877-827-6444 (ext. 561-3884).

2